Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

November 18, 2009

Board of Directors

Salix Pharmaceuticals, Ltd.

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

Ladies and Gentlemen:

We have acted as counsel to Salix Pharmaceuticals, Ltd., a Delaware corporation (the “Company”), in connection with the registration of 6,325,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) pursuant to the registration statement on Form S-3 (Registration Statement No. 333-163151), as filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), as declared effective by the Commission on November 17, 2009, together with the exhibits thereto and the documents incorporated by reference therein (the “Registration Statement”), and the related base prospectus which forms a part of and is included in the Registration Statement and the related prospectus supplement filed with the Commission on November 18, 2009 pursuant to Rule 424(b) under the Act (together, the “Prospectus”).

The shares of Common Stock are to be sold pursuant to an Underwriting Agreement, dated as of November 18, 2009 (the “Underwriting Agreement”), by and between the Company and Jefferies & Company, Inc., as sole book-running manager, a copy of which has been filed as an exhibit to the Company’s Current Report on Form 8-K filed on November 18, 2009.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended to date, the Company’s Bylaws, as currently in effect, the Underwriting Agreement, and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, we are of the opinion that the Common Stock, when issued and sold in accordance with the Underwriting Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law, including the statutory provisions of the Delaware General Corporate Law and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and the related prospectus and prospectus supplement, and in any amendment or supplement thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Wyrick Robbins Yates & Ponton LLP